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Exhibit 1.1


                      AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made as of September 22, 1999, by and between PH GROUP INC., an Ohio corporation ("Buyer"), and ST. LAWRENCE HYDRAULICS, INC. F/K/A ST. LAWRENCE PRESS COMPANY, INC., a Michigan corporation ("Seller").

                                   WITNESSETH:

     WHEREAS, Buyer and Seller executed an Asset Purchase Agreement dated as of April 30, 1997 (the "Original Agreement"); and

     WHEREAS, Buyer and Seller desire to amend the Original Agreement.

     NOW, THEREFORE, it is agreed as follows:

     1. Section 1.5.3 of the Original Agreement is amended to add a new Section
1.5.3.4 to read in its entirety as follows:

        1.5.3.4. Notwithstanding the foregoing, Buyer may deduct up to $50,000 in the aggregate from the Contingent Earnout, including the Minimum Annual Contingent Earn Out Payment, over the last three years of the Earnout Period, effective April 30, 1999, in one-third increments ($16,667) in each year.

     2. Section 7. 10 of the Original Agreement is amended and restated to read in its entirety as follows:

        7.10. Buyer acknowledges that it has been advised by Seller that the Facility will be taken by power of eminent domain. If all or any portion of the Facility is taken by power of eminent domain or conveyed in lieu thereof (a "Condemnation"), Buyer, Seller and the Company agree, that this Section 7.10 shall govern the disposition of all compensation, damages, awards, proceeds, and other sums of every kind and nature paid or payable or obtainable in connection with any such Condemnation, including but not limited to damages payable because or with respect to the leasehold interest of Buyer as Tenant under the Facility Lease (as referred to in Section 8.6), loss of fixtures (movable and/or in place), relocation proceeds, or business interruption, and all such damages, awards, proceeds and other sums, and all claims whatsoever to the same. Buyer and Seller agree that Buyer shall be entitled to (i) 25% of the first $300,000 of Net Proceeds of the Condemnation paid to Seller or any affiliate of Seller (including the Trust) after April 30, 1999 reduced by the amount deducted or to be deducted by Buyer under Section 1.5.3.4, and



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        (ii) 7% in excess of $300,000 of any amount of Net Proceeds of the
        Condemnation paid to Seller or any affiliate of Seller (including the Trust) after April 30, 1999, up to a total aggregate amount of $1,000,000 payable to Buyer. "Net Proceeds" means the net amount received by Seller and its affiliates (including the Trust) from the Condemnation in excess of the condemning authority's good faith offer for the real property and fixtures, less all unreimbursed and unrecovered expenses incurred by Seller and any of its affiliates (including the Trust), whether before or after the Condemnation in connection with the Condemnation (such as attorney fees, expert witness fees and other similar charges or expenses). Seller and Buyer agree that the balance of all amounts paid in connection with the Condemnation shall belong to and be the sole property of Seller, its affiliates, or the Trust, as the case may be. Any amounts received by either party as a result of the Condemnation in excess of the amount due to that party pursuant to this Section shall be paid over to the other party within five (5) days after receipt. Buyer will provide, at no cost or expense to Seller, all assistance reasonably requested by Seller and its affiliates in connection with any litigation relating to the Condemnation, including, but not limited to, deposition and trial testimony of its President, Charles T. Sherman.

     3. Section 7.10.1 of the Original Agreement shall be deleted from the Original Agreement and Section 7.10.2 shall be renumbered Section 7.10.1.

     4. Except as modified herein, the Original Agreement is ratified and affirmed. This Amendment is hereby incorporated into the Original Agreement and made a part thereof.

     5. All other terms and conditions of the Original Agreement shall continue in effect except to the extent amended, modified and/or restated by this Amendment.

     6. This document may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

     7. Terms not otherwise defined herein shall have the meanings given to them in the Original Agreement.

     8. This Agreement is deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against either party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.


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     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment the day and year first above written.


                                       PH GROUP INC., an Ohio corporation


                                       /s/ Charles T. Sherman
                                       --------------------------------------
                                       By:  Charles T. Sherman
                                       Its: President



                                       ST. LAWRENCE HYDRAULICS, INC. F/K/A
                                       ST. LAWRENCE PRESS COMPANY, INC.,
                                       a Michigan corporation


                                       /s/ Linda D. Rosbury
                                       --------------------------------------
                                       By:  Linda D. Rosbury
                                       Its: President



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